Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-227762) of Guardant Health, Inc. of our report dated March 19, 2019, with respect to the consolidated financial statements of Guardant Health, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Redwood City, California
March 19, 2019